Exhibit 10(u)

PERFORMANCE BONUS AGREEMENT

This PERFORMANCE BONUS AGREEMENT (this “Agreement”), dated as of February 22, 2018 and effective upon the closing date of the Sempra Energy transaction that is the subject of Public Utility Commission of Texas Docket No. 47675 (such date, the “Effective Date”), is entered into between Oncor Electric Delivery Company LLC (the “Company”) and James A. Greer (“Employee”).

WHEREAS, Employee is a valuable employee whom the Company wishes to retain and motivate;

WHEREAS, Employee is willing to continue in such employment; and

WHEREAS the Company and Employee desire to enter into this Agreement setting forth the terms and conditions of certain performance bonuses that may become payable to Employee.

NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Performance Bonuses.  The Company agrees to pay Employee the performance bonuses as provided in this Section 1.

(a)    The First Performance Bonus.  If Employee remains in the continuous employ of the Company or an Affiliate through December 31, 2018 (the “First Vesting Date”), the Employee will earn and the Company will pay to Employee $165,000 (the “First Performance Bonus Award”) multiplied by the Performance Bonus Funding Percentage (as defined in Section 1(c)) based on the fiscal year beginning on January 1, 2018 and ending on December 31, 2018 (the “First Performance Bonus”).  Payment of any earned First Performance Bonus shall be made in accordance with the Company’s normal payroll practices and procedures on or before April 1, 2019, but in no event later than December 31, 2019, subject to the provisions below.

(b)    The Second Performance Bonus.  If Employee remains in the continuous employ of the Company or an Affiliate through December 31, 2019 (the “Second Vesting Date”; together with the First Vesting Date, each a “Vesting Date”), the Employee will earn and the Company will pay to Employee $135,000 (the “Second Performance Bonus Award”; together with the First Performance Bonus Award, the “Performance Bonus Awards” and each, a “Performance Bonus Award”) multiplied by the Performance Bonus Funding Percentage based on the fiscal year beginning on January 1, 2019 and ending on December 31, 2019 (the “Second Performance Bonus”; together with the First Performance Bonus, the “Performance Bonuses” and each, a “Performance Bonus”).  Payment of any earned Second Performance Bonus shall be made in accordance with the Company’s normal payroll practices and procedures on or about April 1, 2020, but in no event later than December 31, 2020, subject to the provisions below.

(c)    The Performance Bonus Funding Percentage for each fiscal year described in Sections 1(a) and 1(b) (each period, a “Performance Period”) shall be certified by the Organization & Compensation Committee (the “O&C Committee”) of the Company’s board of directors (the “Board”).  For purposes of calculating any Performance Bonuses payable under this Agreement, if the Company’s net income achieved for the applicable Performance Period, as determined by and subject to adjustments as approved by the O&C Committee (the “Achieved Net Income”), is below 80% of the Company’s net income based on the Company’s Board-approved financial plan for such Performance Period, as determined by and subject to adjustments as approved by the O&C Committee (the “Plan Net Income”), the Performance Bonus Funding Percentage for that Performance Period equals zero and no Performance Bonus for that Performance Period will be payable.  The Performance Bonus Funding Percentage for a Performance Period shall equal 50% if the Achieved Net Income is 80% of the Plan Net Income, or 150% if the Achieved Net Income is 120% or more of the Plan Net Income.  The applicable Performance Bonus Funding Percentage for Achieved Net Income between 80% of the Plan Net Income and 120% of Plan Net Income

shall be determined on a straight line interpolation basis.  In determining the Achieved Net Income and Plan Net Income and certifying the Performance Bonus Funding Percentage for each Performance Period, the O&C Committee shall have the discretion to make any adjustments that the O&C Committee deems necessary and advisable.  In exercising its discretion, the O&C Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion.  The determinations of the O&C Committee shall be conclusive and binding.

2.    Treatment of Performance Bonuses Under Certain Circumstances.

(a)    Separation After the End of a Performance Period.  If Employee is employed by the Company or an Affiliate on a Vesting Date, and Employee’s employment with the Company or Affiliate terminates for any reason other than by the Company or Affiliate for Cause prior to payment of the Performance Bonus for the Performance Period ending on such Vesting Date, Employee will receive the Performance Bonus (if any) for such Performance Period at the same time it would have been paid had Employee remained an employee.  Notwithstanding anything in this Agreement to the contrary, Employee will forfeit any unpaid Performance Bonus upon a termination for Cause.

(b)    Termination for Reasons Other Than Death, Disability, Retirement, or Termination following a Change in Control.  Upon Employee’s Separation from Service for reasons other than Employee’s death, Disability, Retirement, or a Termination following a Change-in-Control, except as provided in subsection (a) above, all of Employee’s outstanding and unpaid Performance Bonuses shall be forfeited and canceled, and Employee shall have no further rights of any kind with respect to such Performance Bonuses as of Employee’s termination date.

(c)    Termination Due to Death, Disability, or Retirement.  If Employee has a Separation from Service prior to a Vesting Date due to death, Disability, or Retirement (other than a Retirement that also is a Termination following a Change in Control), Employee, or Employee’s beneficiary in the case of death, shall be entitled to an amount, for each outstanding and unpaid Performance Bonus, equal to the product of:  (i) a fraction, the numerator of which is the number of days in the Performance Period in which such Separation of Service occurs up to and including the date of the Employee’s Separation from Service, and the denominator of which is 365 (representing the total number of days in the Performance Period); and (ii) the Performance Bonus based on the Company’s actual Performance Bonus Funding Percentage, which amount shall be paid at the same time it would have been paid had Employee remained an employee.

(d)    Termination following a Change in Control.  In the event of Employee’s Termination following a Change in Control prior to a Vesting Date, Employee shall be entitled to an amount, for each outstanding and unpaid Performance Bonus, equal to the product of:  (i) a fraction, the numerator of which is the number of days in the Performance Period in which such Separation of Service occurs up to and including the date of the Employee’s Separation from Service, and the denominator of which is 365 (representing the total number of days in the Performance Period); and (ii) the Performance Bonus based on Company performance at the Plan Net Income level, which amount shall be paid within 60 days following Employee’s Separation from Service.

(e)    Definitions. Capitalized terms used in this Agreement shall have the following meanings:

(i)    “Affiliate” means any entity that controls, is controlled by, or is under common control with the Company; and

(ii)    “Cause” means any one or more of the following: (A) Employee’s breach of any fiduciary duty to the Company or any Affiliate; (B) Employee’s gross negligence in the performance of Employee’s duties; (C) Employee’s failure or refusal to faithfully and diligently carry out the duties of Employee’s position with the Company or any Affiliate; (D) any action or failure to act on the part of Employee that results in material injury to the assets, business prospects, or reputation of the Company or any Affiliate; (E) Employee’s misappropriation of a material business opportunity of the Company or any Affiliate, including attempting to secure or securing any personal profit in connection with any transaction entered into by, or on behalf of, the Company or an Affiliate; (F) Employee’s breach of the Company’s Code of Conduct or a material employment policy or rule of the Company governing employee conduct; or (G) Employee’s indictment or plea of nolo contendere or guilty for a felony or other crime involving fraud, theft, embezzlement, or moral turpitude.

(iii)    “Change in Control” means the occurrence of any of the following events:

(A)    following the closing of the Sempra Energy transaction that is the subject of Public Utility Commission of Texas Docket No. 47675, Sempra Energy ceases to beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) a majority of the outstanding equity interest of the Company or its successor (by consolidation or merger);

(B)    any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to Sempra Energy or an entity (or entities) of which Sempra Energy beneficially owns a majority of the outstanding equity interest; or

(C)    individuals who as of the Effective Date constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least seventy-five percent (75%) of the directors comprising the Incumbent Board shall be, for purposes of this clause (C) considered as though such person were a member of the Incumbent Board.

(iv)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(v)    “Disability” shall mean that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(vi)    “Good Reason” means any one or more of the following events or actions which are taken without the express, voluntary consent of Employee: (A) a material reduction in Employee’s base salary, other than a broad-based reduction of base salaries of all similarly situated employees of the Company or an Affiliate, as applicable; (B) a material reduction in the aggregate level or value of benefits for which Employee is eligible other than a broad-based reduction applicable on a comparable basis to all similarly situated employees of the Company or an Affiliate, as applicable; (C) a material reduction in Employee’s authority, duties, responsibilities or title, including a material reduction in the budget over which Employee retains authority; (D) Employee is required to permanently relocate outside of a fifty (50) mile radius of Employee’s principal residence in order to perform his or her duties; (E) Employee is asked or required to resign in connection with a Change in Control and does so resign; or (F) an adverse change in the Employee’s (i) reporting level or responsibilities, (ii) title and/or scope of responsibility, (iii) management authority, or (iv) the scope or size of the business or entity for which the Employee had responsibility, in each case as in effect immediately prior to the effective time of a Change in Control.

(vii)    “Retirement” shall mean Employee’s separation from service on or after age 55 with at least fifteen (15) years of accredited service with the Company or an Affiliate.

(viii)    “Separation from Service” shall be as defined in Treasury Regulation § 1.409A-1(h).

(ix)    “Termination following a Change in Control” shall mean a Separation from Service within two years after a Change in Control that is:

(A)    initiated by the Company or an Affiliate for any reason other than for Cause; or

(B)    initiated by Employee for Good Reason.

3.    Employment At-Will.  This Agreement shall not be construed as giving Employee any right of employment or continued employment with the Company or any Affiliate. Employee recognizes and agrees that his/her employment is of an at-will nature and that this Agreement does not restrict or limit the Company’s right to terminate Employee, or Employee’s right to resign, at any time for any or no reason. Employee also understands that he/she is bound by all employment rules, policies, and procedures applicable to employees of the Company.

4.    Non-Disclosure and Non-Solicitation.  Employee understands and agrees that Employee currently has, and in connection with the retention hereunder, will continue to acquire additional information of a proprietary and/or confidential nature relating to the business of the Company and its Affiliates.  Employee further understands that Employee would not be allowed to gain access to proprietary and/or confidential information without the promises and agreements contained in this Section 4.  Employee's obligations under this Section 4 are in addition to any other non-disclosure and non-solicitation obligations by which the Employee is otherwise bound and shall not reduce or override any such obligations.

(a)    Non-Disclosure Generally.  Employee acknowledges and agrees that, in Employee’s capacity as an employee of the Company, Employee is obligated to maintain all such proprietary and/or confidential information in the strictest confidence and not to use such information in any way except in the course and scope of properly carrying out Employee’s duties to the Company.  Without in any way limiting the foregoing, Employee hereby expressly confirms agreement to follow all Company policies and procedures, including, but not limited to, the Code of Conduct, the Procedures for Protection of Confidential Information Policy and all other policies and procedures of the Company pertaining to data privacy and the nondisclosure of confidential information.

(b)    Non-Solicitation.  Employee agrees that, during employee’s employment with the Company or any Affiliate and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity either for his/her own benefit or the benefit of any other person or entity, solicit, recruit, induce, encourage or in any way cause any employee of the Company or an Affiliate to terminate his or her employment with the Company or such Affiliate.

5.    Injunctive Relief.  Employee understands that in the event of Employee’s violation of the provisions of Section 4, the Company and/or its Affiliates, will suffer immediate and irreparable harm and that monetary damages alone will be inadequate to compensate the Company, or its Affiliates, for such violation.  Accordingly, Employee agrees that the Company, and or its Affiliates, will, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the provisions of Section 4 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

6.    Beneficiary Designation.  Employee may name any beneficiary or beneficiaries (who may be named contingently or successively) to receive the Performance Bonus granted under this Agreement in case of Employee’s death before such payment.  Each such designation shall be in a form prescribed by the Company, and shall be effective only when filed by Employee with the Company during Employee’s lifetime. In the absence of any such beneficiary designation, benefits payable, or rights exercisable, following Employee’s death, shall be paid to or exercised by Employee’s executor, administrator, or legal representative.

7.    Assignment.  No right of Employee hereunder may be assigned, sold, transferred, pledged, hypothecated or otherwise disposed of and any attempt to effect any such assignment, sale, transfer, pledge, hypothecation or disposition shall be null and void and of no force or effect whatsoever.  This Agreement is assignable by the Company to any Affiliate or to a non-affiliated successor in interest.

8.    Withholding.  Employee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Employee pursuant to this Agreement, the amount of any required withholding taxes in respect of the Performance Bonuses and to take all such other action as the O&C Committee deems necessary to satisfy all obligations for the payment of such withholding taxes.  Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Employee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or payment of the Performance Bonuses and (b) does not commit to structure the Performance Bonuses to reduce or eliminate Employee’s liability for Tax-Related Items.

9.    Governing Law.  This Agreement shall be governed, construed, interpreted, and administered in accordance with the laws of the State of Texas.  This Agreement is being entered into and shall be performed, in whole or in part, in Dallas County, Texas, and the parties hereby acknowledge and agree that, in any dispute involving or arising under this Agreement, venue shall be in the appropriate court in Dallas County, Texas.

10.    Severability.  In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality, or enforceability of any remaining provision or portion of any provision, which shall remain in full force and effect as if this Agreement had not contained the invalid, illegal, or unenforceable provision or portion.

11.    Performance Bonus Not Benefit Eligible.  Employee understands and agrees that the Performance Bonus shall be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company.

12.    Section 409A.  This Agreement is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance (“Section 409A”), and shall be administered in accordance with Section 409A to the extent Section 409A applies to this Agreement.  Notwithstanding anything in this Agreement to the contrary, payment of any Performance Bonuses under this Agreement can only be made in a manner and upon an event permitted by Section 409A, to the extent applicable.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” of a publicly traded corporation under Section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six months after Separation from Service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six-month period (or within 60 days after death, if earlier).  In no event may Employee, directly or indirectly, designate the calendar year of a payment.  No action or failure to act pursuant to this Section 12 shall subject the Company or any Affiliate thereof to any claim, liability, or expense, and neither the Company nor any Affiliate thereof shall have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A.

13.    Amendments.

(a)    The Board may at any time and from time to time alter, amend, suspend, or terminate any Performance Bonus Awards granted pursuant to this Agreement in whole or in part, provided, however, that no such termination or amendment may, without the consent of the Employee, terminate or adversely affect any material right of Employee or material obligation of the Company under this Agreement, except to bring this Agreement and/or any Performance Bonuses into compliance with the requirements of section 409A of the Code or to qualify for an exemption under such section.

(b)    Upon a Change in Control, the Board of Directors of the Company may, in its discretion cancel all outstanding and unpaid Performance Bonus Awards, provided that such termination complies with the requirements of Section 409A.  Upon a termination of any Performance Bonus Awards in connection with a Change in Control, Employee shall be entitled to an amount, for each outstanding and unpaid Performance Bonus Award, equal to the product of:  (a) a fraction, the numerator of which is the number of days in the Performance Period up to and including the date of the Performance Bonus Award termination and the denominator of which is 365 (representing the number of days in the Performance Period); and (b) the Performance Bonus based on Company performance at the Plan Net Income level, which amount shall be paid within 90 days following the termination of the Performance Bonus Award.

14.    Entire Agreement, Modification, and Waiver.  This Agreement and the Exhibits hereto contain the entire understanding of the parties regarding the subject matter hereof, and they may not be amended or modified other than by a written agreement executed by the parties, nor may a provision hereof be waived except by a writing signed by the party waiving such provision.

15.    Headings.  Headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

/s/ Robert S. Shapard
Robert S. Shapard
Chief Executive

EMPLOYEE

/s/ James A. Greer
James A. Greer